Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-215504) pertaining to the 2016 Stock Incentive Plan of Forterra, Inc. and the Registration Statement (Form S-8 No. 333-229964) pertaining to the 2018 Stock Incentive Plan of Forterra, Inc. of our reports dated March 12, 2019, with respect to the consolidated financial statements of Forterra, Inc., and the effectiveness of internal control over financial reporting of Forterra, Inc., included in this Annual Report (Form 10-K) of Forterra, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Dallas, Texas
March 12, 2019